Exhibit 99.2

NEWS RELEASE

Devon Energy Reports Fourth-Quarter and Full-Year 2018 Results

OKLAHOMA CITY – Feb. 19, 2019 – Devon Energy Corp. (NYSE: DVN) today reported operational and financial results for the fourth quarter and full-year 2018. Also provided is the company’s guidance for the first quarter and full-year 2019. Supplemental financial tables for the fourth quarter, full-year 2018 and 2019 outlook are available on the company’s website at www.devonenergy.com.

Fourth-Quarter and Full-Year 2018 Highlights

•	Light-oil production advances 20 percent year over year in fourth quarter

•	Prolific well productivity in Delaware Basin drives high-return U.S. oil growth

•	U.S. oil reserves added at attractive finding cost

•	Corporate cost structure improves 21 percent in fourth quarter

•	Divestiture program approaches nearly $5 billion in proceeds

•	Stock-repurchase program reaches $3.4 billion

“2018 was a pivotal year for Devon as we took several significant steps toward achieving our long-term strategic goals,” said Dave Hager, president and CEO. “Operationally, we successfully transitioned our franchise U.S. oil business into full-field development, which resulted in high-return, light-oil production advancing 20 percent in the fourth quarter. In addition to this strong operating performance, we made substantial progress high-grading our asset portfolio, building per-share value through our industry-leading share-repurchase program and reducing our outstanding debt by more than 40 percent.”

Completing Transformation to High-Return U.S. Oil Growth Company

Additionally, in a separate press release issued today, Devon announced that its board of directors has authorized the company to pursue the separation of its Canadian and Barnett Shale assets to complete the transformation to a high-return U.S. oil growth business. The company will evaluate multiple methods of separating the assets, including a potential sale or spin-off. The separation will allow Devon to focus on its top-tier, high-return U.S. oil assets and is aligned with the company’s previously announced long-term strategic plan.

“With our world-class U.S. oil resource plays rapidly building momentum and achieving operating scale, the final step in our multi-year transformation is an aggressive, transformational move that will accelerate value creation for our shareholders by further simplifying our resource-rich asset portfolio,” said Hager. “New Devon will emerge with a highly focused U.S. oil portfolio and has the ability to substantially increase returns and profitability as we aggressively align our cost structure to expand margins with this top-tier oil business. The New Devon will be able to grow oil volumes at a mid-teens rate while generating free cash flow at pricing above $46 per barrel.”

Share-Repurchase Program Increased to $5 Billion and Dividend Raised 13 Percent

Devon also announced today that its board of directors authorized a $1 billion increase to the company’s previously announced $4 billion share-repurchase program, bringing the total repurchase program to $5 billion. The authorization for the repurchase program expires on Dec. 31, 2019. As of Feb. 18, 2019, Devon had completed $3.4 billion of repurchases under the program, totaling approximately 90 million shares.

All purchases will be made in accordance with applicable laws from time to time in open-market or private transactions, depending on market conditions, and may be discontinued at any time. At the current share price, this program covers nearly 30 percent of the company’s outstanding common stock.

Additionally, the company’s board of directors approved a 13 percent increase in its quarterly common stock dividend beginning in the second quarter of 2019. The new quarterly dividend rate will be $0.09 per share, compared to the prior quarterly dividend of $0.08 per share. The adjusted dividend is payable on June 28, 2019, to stockholders of record at the close of business on June 14, 2019.

Delaware Basin Drives U.S. Oil Production 20 Percent Higher

Fourth-quarter production was highlighted by Devon’s U.S. oil business, which is attaining the highest margins and returns in the company’s portfolio. In the quarter, light-oil production from the company’s retained assets in the U.S. averaged 126,000 barrels per day, a 20 percent increase compared to the fourth quarter of 2017. This strong performance in the U.S. was driven by growth in the company’s four key oil assets: the Delaware Basin, STACK, Powder River Basin and Eagle Ford.

The strongest asset-level performance in the quarter was achieved by the Delaware Basin operations in southeast New Mexico. Oil production from this world-class asset increased 49 percent year over year, driving volumes to 84,000 oil-equivalent barrels (Boe) per day. In early 2019, production growth has accelerated, with January rates averaging 96,000 Boe per day, a 14 percent increase compared to the fourth quarter of 2018.

In Canada, net oil production averaged 120,000 barrels per day in the fourth quarter. Production was reduced by approximately 17,000 barrels per day in the quarter due to the company’s decision to curtail volumes in response to market conditions. These curtailments were partially offset by royalty adjustments related to the lower commodity price environment.

Overall, Devon’s reported net production averaged 532,000 Boe per day during the fourth quarter of 2018, exceeding midpoint guidance by 3,000 Boe per day. Of this total, oil production accounted for the largest component of the product mix at 47 percent of total volumes.

Light-Oil Reserves Added at Attractive Finding Costs

Devon’s estimated proved reserves were 1.9 billion Boe on Dec. 31, 2018, with proved developed reserves accounting for 77 percent of the total. The company’s reserve additions in 2018 came primarily from its retained U.S. assets, where proved oil reserves increased 16 percent year over year.

In 2018, Devon’s oil-driven capital programs in the U.S. added 232 million Boe of reserves (extensions and discoveries). This represents a reserve replacement rate in the U.S. of approximately 150 percent. Excluding property acquisition costs, these reserves were added at an attractive finding cost of less than $10 per Boe.

Premium Gulf Coast Pricing Drives Upstream Revenue Higher in 2018

Devon’s upstream revenue, excluding commodity derivatives, totaled $5.7 billion in 2018, a 10 percent increase compared to 2017. Contributing factors to revenue growth were higher commodity price realizations and growth in higher-margin U.S. oil production.

Also contributing to higher revenues in 2018 were firm transport and marketing agreements that provide the majority of Devon’s U.S. oil production direct access to advantaged Gulf Coast pricing. Combined with price protection provided by regional basis swaps, oil realizations in the U.S. averaged nearly 100 percent of the West Texas Intermediate (WTI) benchmark.

In the fourth quarter, the company’s upstream revenue, excluding commodity derivatives, totaled $1.1 billion, an 18 percent decline compared to the year-ago quarter. Revenue in the fourth quarter was impacted by historically wide differentials in Canada, which negatively impacted the realized price on heavy oil production. Devon mitigated the weak pricing environment in Canada through its Western Canadian Select basis swap hedge position that generated $144 million of cash settlements in the quarter.

Cost Structure Continues to Improve in the Fourth Quarter

Devon’s production expense, which represents field-level operating costs, totaled $556 million in the fourth quarter. This result is a 2 percent improvement on a per-unit basis compared to the third quarter of 2018. The largest components of production expense are lease operating expense and transportation, which totaled $471 million, or $9.62 per Boe in the quarter. Production and property taxes also contributed $85 million to production expense during the fourth quarter.

General and administrative (G&A) expenses totaled $151 million in the fourth quarter, a 21 percent improvement from the fourth quarter of 2017. The lower overhead costs were driven by reduced personnel expenses.

The company also reduced financing costs in 2018. With the retirement of $1.1 billion of outstanding debt over the past year, net financing costs improved by 9 percent in the fourth quarter to $70 million compared to the fourth quarter of 2017.

Fourth-Quarter Earnings and Cash-Flow Results

The company reported net earnings attributable to Devon of $1.1 billion, or $2.48 per diluted share, in the fourth quarter. Adjusting for items securities analysts typically exclude from published estimates, the company’s core earnings totaled $46 million, or $0.10 per diluted share.

Devon’s operating cash flow from continuing operations totaled $542 million in the fourth quarter and $2.2 billion for the full-year 2018. The company also generated additional cash inflows through its ongoing divestiture activity. With the closing of the EnLink transaction, combined with other minor asset sales, total proceeds from Devon’s divestiture program have reached nearly $5 billion.

Debt Reduction Strengthens Investment-Grade Financial Position

Overall, Devon’s financial position remains exceptionally strong, with investment-grade credit ratings and excellent liquidity. The company exited the fourth quarter with $2.4 billion of cash on hand and an undrawn credit facility of $3 billion. At year end, Devon had an outstanding debt balance of $5.9 billion with no significant debt maturities until mid-2021.

Three-Year Performance Targets and Detailed 2019 Guidance

In conjunction with fourth-quarter results, Devon provided updated three-year performance targets and its detailed capital and production outlook for 2019. The company’s three-year performance targets are available within the company’s fourth-quarter 2018 operations report at www.devonenergy.com. Detailed guidance for the first quarter and full-year 2019 are provided within the supplemental financial tables that are available on the company’s website at www.devonenergy.com.

Conference Call Webcast and Supplemental Earnings Materials

Also provided with today’s release is the company’s detailed operations report that is available on the company’s website at www.devonenergy.com. The company’s fourth-quarter conference call will be held at 10 a.m. Central (11 a.m. Eastern) on Wednesday, Feb. 20, 2019, and will serve primarily as a forum for analyst and investor questions and answers.

Non-GAAP Disclosures

This release may include non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website at www.devonenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in oil and gas operations; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks related to regulatory, social and market efforts to address climate change; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for assets, materials, people and capital; our ability to successfully complete mergers, acquisitions and divestitures; and any of the other risks and uncertainties discussed in our Form 10-K and other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise. The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential, potential locations, risked and unrisked locations, estimated ultimate recovery (or EUR), exploration target size and other similar terms. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. and Canada with an emphasis on achieving strong returns and capital-efficient, cash-flow growth. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	John Porretto, 405-228-7506
Chris Carr, 405-228-2496